Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Loren K. Jensen
Chief Financial Officer
TUESDAY MORNING CORPORATION
972/934-7299

Laurey Peat
LAUREY PEAT + ASSOCIATES
214/871-8787

TUESDAY MORNING CORPORATION

ANNOUNCES FIRST QUARTER 2005 RESULTS; SALES UP 10%

DALLAS, TX – April 21, 2005 — Tuesday Morning Corporation (NASDAQ: TUES) today reported that net income for the first quarter ended March 31, 2005 was $6.7 million, which included a $2.4 million after-tax charge related to lease accounting adjustments, compared to $8.2 million reported in the same prior-year quarter. Diluted earnings per share for the March 31, 2005 quarter were 16 cents, including the lease adjustment charge, compared to 20 cents in the same quarter last year.  Net income and diluted earnings per share, excluding the after-tax lease adjustment, were $9.1 million and 22 cents, representing an 11% and 10% increase over last year’s first quarter net income and diluted earnings per share, respectively.

As previously reported, net sales increased 10% to $185.6 million for the first quarter of 2005, compared to $168.6 million for the same period in 2004.

“We are pleased to report that Tuesday Morning has once again delivered favorable earnings results in spite of a difficult home furnishings environment. This demonstrates our ability to anticipate and respond effectively to opportunities and changes in the marketplace,” said Kathleen Mason, President and Chief Executive Officer. “Traffic improved from the fourth quarter, and our inventories are in excellent shape for the spring and summer shopping seasons.”

Tuesday Morning management will review first quarter financial results in a teleconference call April 21, 2005 at 10:00 a.m. Eastern Time.

About Tuesday Morning

Tuesday Morning is the leading closeout retailer of upscale, decorative home accessories and famous-maker gifts in the United States. The Company opened its first store in 1974 and currently operates 673 stores in 43 states during periodic “sale events.” Tuesday Morning is nationally known for bringing its more than 7.5 million loyal customers a treasure hunt of high-end, first quality, brand name merchandise at prices 50% to 80% below department and specialty stores and catalogues.

This press release contains forward-looking statements, within the meaning of the federal securities laws and the Private Securities Litigation Reform Act of 1995, which are based on management’s current expectations, estimates and projections.  Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements.  Forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those projected or implied in the forward-looking statements.  Such risks and uncertainties include: the success of new store openings, competitive factors, access to merchandise and unanticipated changes in consumer demand and economic trends, as well as other risks detailed in the company’s filings with the Securities and Exchange Commission, including the company’s Registration Statement on Form S-3 and Annual Report on Form 10-K for the period ending December 31, 2004.

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Tuesday Morning Corporation

Consolidated Statement of Income
(In thousands, except per share data)

	Three Months Ended March 31,
	2005	2004
	unaudited
Net Sales	$185,594	$168,597
Cost of sales	113,036	102,585
Gross profit	72,558	66,012

Selling, general and administrative expenses	62,122	52,531

Operating income	10,436	13,481

Other income (expense):
Interest expense	(206)	(411)
Interest income	34	4
Other income (expense), net	193	241
Other income (expense)	21	(166)

Income before income taxes	10,457	13,315

Income taxes provision (benefit)	3,791	5,126

Net income	$6,666	$8,189

Earnings Per Share:
Net income per common share:
Basic	$0.16	$0.20
Diluted	$0.16	$0.20

Weighted average number of common shares:
Basic	41,129	40,980
Diluted	41,740	41,742

Consolidated Balance Sheet
(in thousands)

	March 31,		Dec 31, 2004
	2005	2004
	unaudited
Assets
Current assets:
Cash and cash equivalents	$14,295	$7,096	$45,067
Inventories	212,587	195,194	189,132
Prepaid expenses and other assets	7,388	5,355	5,169
Deferred income taxes	5,991	5,106	5,991
Total current assets	240,261	212,751	245,359

Property and Equipment, net	86,920	78,484	86,332

Other long-term assets:
Deferred financing costs	809	806	877
Other assets	3,189	998	3,552

Total Assets	$331,179	$293,039	$336,120

Liabilities and Stockholders’ Equity
Current liabilities:
Current portion, long-term debt	—	7,000	—
Accounts payable	76,568	83,256	72,722
Other accrued liabilities	32,477	30,133	39,714
Income taxes payable	4,952	6,490	17,483
Total current liabilities	113,997	126,879	129,919

Long-term debt, excluding current portion	—	20,000	—
Deferred rent - long-term	4,249	—	—
Deferred taxes - long-term	9,051	5,641	9,051
Total Liabilities	127,297	152,520	138,970

Stockholders’ equity	203,882	140,519	197,150
Total Liabilities and Stockholders’ Equity	$331,179	$293,039	$336,120

Consolidated Statement of Cash Flows
(in thousands)

	Three Months ended March 31,
	2005	2004
	unaudited
Net cash flows from operating activities:
Net income	$6,666	$8,189
Adjustments to reconcile net income to net cash (used in) operating activities:
Depreciation and amortization	3,459	2,670
Amortization of financing fees	43	101
Cumulative effect of lease accounting adj.	3,898	—
Other non-cash charges	(28)	—
Net change in operating assets and liabilities	(40,857)	(48,499)

Net cash used in operating activities	(26,819)	(37,539)

Net cash flows from investing activities:
Capital expenditures	(4,047)	(6,279)
Other	—	—

Net cash used in investing activities	(4,047)	(6,279)

Net cash flows from financing activities:
Proceeds from revolving credit facility	—	27,000
Repayment of long-term debt	—	—
Other	94	378

Net cash provided by (used in) financing act.	94	27,378

Net decrease in cash and cash equivalents	(30,772)	(16,440)

Cash and cash equivalents at beginning of period	45,067	23,536

Cash and cash equivalents at end of period	$14,295	$7,096